For immediate release                   Contact:
December 9, 1997                        Bob Fauteux -- 212-573-3079



    PFIZER AGREES TO SELL VALLEYLAB TO UNITED STATES SURGICAL CORP.

NEW YORK, Dec. 9 -- Pfizer Inc has agreed to sell Valleylab -- a part of the Pfizer Medical Technology Group -- to United States Surgical Corporation (USSC) for $425 million, the companies announced today. Based in Boulder, Colorado, Valleylab manufactures a line of electrosurgical and ultrasonic systems and disposables, and had 1996 sales of approximately $190 million.

"With its strengths in developing and marketing innovative surgical technologies, we believe Valleylab complements USSC's recognized capabilities in meeting hospitals' operating-room requirements," said William C. Steere, Jr., chairman and chief executive officer of Pfizer Inc. "Also, it is our understanding that USSC intends to continue Valleylab's sizable and sophisticated manufacturing operation at Boulder, as well as probably adding the development and manufacture of new technologies."

"For Valleylab employees and their customers, the opportunity to develop as part of USSC's growing global business makes sound strategic sense," said David L. Shedlarz, senior vice president and chief financial officer of Pfizer Inc. "Because Valleylab's fit with USSC helps maximize its value, we believe this transaction best serves the interests of our shareholders, Valleylab employees and Pfizer."

The transaction is subject to the usual regulatory approvals and is expected to close in the first quarter of 1998, Pfizer said.

Pfizer Inc is a research-based health care company with global operations. The company reported sales of approximately $11.3 billion for 1996, and expects to spend more than $1.9 billion on research and development this year.

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